Exhibit 10.5
October 1, 2009
Ajei Gopal
Dear Ajei:
     At CA, Inc. (the “Company”), we recognize that our most valuable assets are our employees and that our employees are essential to our past and future success. I am writing you this letter to assure you that you are a highly valued executive and that we look forward to your continued contributions to the Company. To motivate you to continue your high level of commitment to the Company, you have been selected to be eligible to receive a special retention bonus in accordance with the terms of this letter. Your special retention bonus will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company.
Special Retention Bonus
     The amount of your potential special retention bonus is $550,000 (the “Retention Amount”). Subject to the conditions below, the Company will pay you the Retention Amount in cash within 30 days following April 1, 2011.
Conditions to Special Retention Bonus:
a. If your employment with the Company terminates before April 1, 2011 for any reason (other than if the Company terminates you without “Cause” (as defined in the attached Appendix A)), then you will not be entitled to receive any portion of the Retention Amount.
b. If your employment with the Company terminates before April 1, 2011 because the Company terminates you without Cause, then, subject to your execution, delivery and non-revocation, within fifty-five (55) days following the date of termination, of a valid and effective Separation & Non-Competition Agreement and General Claims Release (“Release Agreement”) in a form acceptable to the Company, any unpaid portion of the Retention Amount will be paid to you in a lump sum within 15 business days of your return and non revocation of the Release Agreement.
Other Terms
     All payments under this letter will be less any taxes required to be withheld under applicable federal, state or local law. The special retention bonus will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement.
     You will not have any right to transfer, assign, pledge, alienate or create a lien upon the special retention bonus. The special retention bonus is unfunded and unsecured and payable out of the general funds of the Company. Nothing in this letter is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This letter will be binding on any successor to the Company. Your obligation to maintain the confidentiality of this letter and the special retention bonus will continue after your employment with the Company terminates for any reason.
     This letter will be governed by, and construed in accordance with, the laws of the state of New York. The payments under this letter are intended to be “short-term deferrals” that do not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this letter in a manner intended to comply with Section 409A. If and to the extent that any payment under this letter is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral” and not an involuntary severance payment under Treas. Reg. §1.409A-1(b)(9)(iii)) and that is payable to you by reason of your termination of employment, then (1) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (2) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment will not be made or provided before the date that is six months after the date of your separation from service (or your earlier death, disability or a change in ownership or effective control, each within the meaning of Section 409A).
     We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than October 9, 2009.

Sincerely,

CA, Inc.

/s/ Andrew Goodman
Title: EVP, Global Human Resources

Acknowledged and agreed:

/s/ Ajei Gopal
Name: Ajei Gopal
Date: October 1, 2009

Appendix A
For purposes of this Agreement, “Cause” means any of the following:
(1) The Employee’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform her duties and responsibilities to the Company and its affiliates (the “Group”) under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee, which notice specifies in reasonable detail the manner in which the Company believes the Employee has not substantially performed her duties and responsibilities.
(2) The Employee’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
(3) The Employee’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
(4) The Employee’s being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not she admits or denies liability).
(5) The Employee’s breach of her fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Employee notice and a reasonable opportunity to cure.
(6) The Employee’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Employee’s failure to waive attorney-client privilege relating to communications with her own attorney in connection with an Investigation shall not constitute “Cause”.
(7) The Employee’s purposely withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.
(8) The Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or her loss of any governmental or self-regulatory license that is reasonably necessary for her to perform her responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, she will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if her employment is not permissible, she will be placed on leave (which will be paid to the extent legally permissible).
(9) The Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality

Agreement executed by the Employee or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
(10) The Employee’s violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.
For this definition, no act or omission by the Employee will be “willful” unless it is made by the Employee in bad faith or without a reasonable belief that her act or omission was in the best interests of the Group.

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